UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 13, 2007

Russ Berrie and Company, Inc.
(Exact Name of Registrant as Specified in Charter)

New Jersey	1-8681	22-1815337
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Bauer Drive, Oakland, New Jersey 07436
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (201) 337-9000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

     See Item 5.02(e) for certain historical information.

Section 5 — Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors;
Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)

(i)  As of August 9, 2006, investment entities and accounts managed and advised by Prentice Capital Management, L.P. (“Prentice”) purchased 4,399,733 shares of the Common Stock of the Company from The Russell Berrie Foundation (the “Foundation”), pursuant to a share purchase agreement with the Foundation (the “Purchase”). In connection with the Purchase, as has been previously reported, as of August 10, 2006, Russ Berrie and Company, Inc. (the “Company”) entered into an Investors’ Rights Agreement (the “IRA”), with investment entities and accounts managed and advised by Prentice and another purchaser of the Company’s Common Stock. Pursuant to the IRA, and subject to the limitations set forth therein, the Company has generally agreed, among other things, to nominate for election with respect to all stockholders meetings or consents concerning the election of members of the Board of Directors of the Company (the “Board”), two persons designated by Prentice (“Prentice Directors”). In connection therewith, Prentice designated Mr. Elliott Wahle as one of the Prentice Directors, who was elected to the Board on October 5, 2006. On March 13, 2007, Prentice and Mr. Wahle mutually agreed that he will not stand for election at the Company’s 2007 Annual Meeting of Shareholders (the “2007 Meeting”). The determination with respect to a replacement Prentice Director is not yet final.

(ii)  As of March 13, 2007, Messrs. Epstein and Kling announced their intention not to stand for re-election at the 2007 Meeting.

(e)  On March 11, 2005, the Board approved an incentive compensation program for specified employees (the “IC Program”), commencing with the 2005 calendar year. The IC Program was described in detail in the Current Report on Form 8-K filed by the Company on March 14, 2005. Capitalized terms used but undefined herein shall have the meanings ascribed to them in the IC Program filed as Exhibit 10.93 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.

2006 IC Program

     As of September 6, 2006, the Board approved certain modifications to the 2005 IC Program, to be effective for the 2006 calendar year. The amendments to the IC Program effective for 2006 were as follows:

(i)  during 2006 (and until such time as it is changed), the Chosen Metric for all Participant Groups was deemed to be EBITDA (either consolidated or that of a specified Participant Group, as applicable);

(ii)  for Corporate Participants in 2006, the individual objectives component and individual initiatives component were collapsed into one component, with a potential maximum payout with respect thereto equal to 50% of their applicable IC Factor. These components were combined for Corporate Participants during 2006 to reflect the fact that the Board had identified a specified list of critical activities and directed the Corporate Participants to focus their energies on the achievement/completion of such activities well in advance of finalization of the 2006 IC Program. As a result, performance with respect to such activities was judged to be the best measurement of individual achievement for such participants for the year;

(iii)  for 2006, Gift USA Participants and International Participants were combined into one worldwide gift participant group governed by worldwide gift EBITDA Targets;

(iv)  for corporate and worldwide gift participants in 2006, 50% of each of the individual goals component and the individual initiatives component would have been forfeited in the event that the Minimum Target with respect to the corporate component was not achieved (however, as the Minimum Target was achieved, the forfeiture was not triggered); and

(v)  individual participation levels were no longer determined by reference to a range for applicable participant groups, but were determined on an individual basis, resulting from the fact that participation levels in the IC Program were based on individual performance indicators as opposed to Participant Group affiliation.

Mr. Gatto

In connection with the foregoing 2006 amendments to the IC Program, the employment agreement between the Company and Mr. Gatto was modified to allow him to participate in the IC Program as a Corporate Participant in lieu of the incentive compensation provision of his employment agreement as originally executed, with an Applicable Percentage of 40% (which does not constitute a participation percentage change), and to reflect other conforming changes.

Mr. Bialosky

In September of 2006, the following incentive compensation arrangement was applicable to Jeffrey Bialosky: Achievement of a specified minimum sales target for national accounts and a related minimum profit margin target would have entitled Mr. Bialosky to an award equal to 30% of his then-annual base salary; achievement of a specified higher sales target for national accounts and a related profit margin target level would have entitled Mr. Bialosky to an award equal to 40% of his then-annual base salary; and achievement of a specified “stretch” sales target for national accounts and a related profit margin target level would have entitled Mr. Bialosky to an award equal to 50% of his then-annual base salary. Targets were established by the Company’s Chief Executive Officer, with the approval of the Compensation Committee of the Board. As a result of Mr. Bialosky’s concentration on a smaller volume of business yielding higher profit margins for the gift segment, in accordance with the Company’s Profit Improvement Program, although sales numbers for national accounts did not reach the specified minimum target level, profit margins exceeded the related requirement. In recognition of this achievement, the Compensation Committee approved an award to Mr. Bialosky of $100,000 for 2006 (equal to 34.67% of his base salary for the year).

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 14, 2007	RUSS BERRIE AND COMPANY, INC.

By: /s/ Marc S. Goldfarb Marc S. Goldfarb Senior Vice President and General Counsel